Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES THE ACQUISITION

OF THE HILTON CHECKERS LOS ANGELES HOTEL

ANNAPOLIS, MD, June 1, 2010 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has closed on the previously announced acquisition of the 188-room Hilton Checkers Los Angeles hotel located in Los Angeles, California for a purchase price of $46 million, or approximately $245,000 per key. The acquisition was funded with proceeds from the Company’s initial public offering. The Company entered into an agreement with Crestline Hotels and Resorts, Inc. to operate the hotel under the Hilton flag.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. With the acquisition of the Hilton Checkers Los Angeles hotel, the Company now owns two hotel properties with an aggregate of 686 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.